Exhibit 10.3

Summary of the 2012 Alphatec Holdings, Inc. Bonus Plan

2012 Bonus Plan for Management Employees Located in the United States, other than Dirk Kuyper and Steve Lubischer

With respect management employees located in the United States, other than Dirk Kuyper and Steve Lubischer, the target cash bonuses for fiscal year 2012 were determined according to a formula expressed as percentages of the respective employee’s base salary, and is subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved, which other than with respect to Les Cross, our Chairman and Chief Executive Officer, is predicated on the achievement of (i) certain free cash flow targets generated in accordance with the Company’s 2012 operating plan that was approved by the Company’s Board of Directors (80% of the total amount of the target bonus); and (ii) each employee’s achievement of certain individual goals related to such employee’s individual objectives for 2012 (80% of the total amount of the target bonus). With respect to Mr. Cross, 100% of his target bonus is predicated on the achievement of the free cash flow targets described above. The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the financial criteria was presented to each of the employees for his or her confirmation of the achievability of such criteria. In the event the employees exceed such target levels, they are entitled to receive cash bonuses based on higher percentages of their respective base salaries. The table below sets forth for each of the “Named Executive Officers” (as such term is defined in Item 402 of Regulation S-K) for the year ended December 31, 2011 (other than Dirk Kuyper, Steve Lubischer and Mitsuo Asai) that is currently employed by us, and our current Chief Financial Officer, the percentage of the base salary that such executive is eligible to receive as a cash bonus under the 2012 Bonus Plan upon the achievement of the target financial levels.

Name	2012 Base Salary	2012 Target Bonus Percentage
Les Cross	$500,000	75%
Michael O’Neill	$325,000	50%
Pat Ryan	$350,000	50%

2012 Bonus Plan for Management Employees Located Outside of the United States, including Mitsuo Asai

With respect to management employees located outside of the United States, including Mitsuo Asai, the target cash bonuses for fiscal year 2012 were determined according to a formula expressed as percentages of the respective employee’s base salary, and is subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved, which in 2012 is predicated on the achievement of (i) revenue and operating income targets generated in accordance with the Company’s 2012 operating plan that was approved by the Company’s Board of Directors (40% of the total amount of the target bonus); (ii) certain free cash flow targets generated in accordance with the Company’s 2012 operating plan that was approved by the Company’s Board of Directors (40% of the total amount of the target bonus); and (iii) certain regional accounts receivable targets (20% of the total amount of the target bonus). The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the financial criteria was presented to each of the employees for his or her confirmation of the achievability of such criteria. In the event the employees exceed such target levels, they are entitled to receive cash bonuses based on higher percentages of their respective base salaries.

2012 Bonus Plan for Dirk Kuyper, President Global Commercial Operations

With respect to Mr. Kuyper, the amount, if any, of his cash bonus for fiscal year 2012 shall be determined based upon the Company’s achievement of certain global sales targets. Mr. Kuyper’s does not have a target bonus amount based on a percentage of his base salary. The Compensation Committee approved all financial criteria for the awarding of such cash bonus and the financial criteria was presented to Mr. Kuyper for his confirmation of the achievability of such criteria.

2012 Bonus Plan for Stephen Lubischer, Vice President, Sales

With respect to Mr. Lubischer, the target cash bonus for fiscal year 2012 was determined based upon the Company’s achievement of certain sales targets in the U.S. Upon 100% achievement of all of such sales targets, Mr. Lubischer’s bonus will equal approximately 85% of his base salary of $249,900. The Compensation Committee approved all financial criteria for the awarding of such cash bonus and the financial criteria was presented to Mr. Lubischer for his confirmation of the achievability of such criteria. In the event that U.S. sales exceed certain target levels, Mr. Lubischer is entitled to receive a cash bonus that is higher than the percentage of his base salary set forth above.